EXHIBIT 21.1

Subsidiaries of TransAtlantic Petroleum Ltd.

December 23, 2009

Subsidiary	Jurisdiction of Organization
TransAtlantic (Holdings) Australia Pty. Ltd.	Australia
TransAtlantic Australia Pty. Ltd.	Australia
Incremental Petroleum Limited	Australia
Incremental Petroleum (Iraq) Pty. Ltd.	Australia
Incremental Petroleum (Butmah) Pty. Ltd.	Australia
Incremental Petroleum (Qara Chauk) Pty. Ltd.	Australia
Incremental Petroleum (Selmo) Pty. Ltd.	Australia
Petroleum Exploration Mediterranean International Pty. Ltd.	Australia
DMLP, Ltd.	Bahamas
Talon Exploration, Ltd.	Bahamas
TransAtlantic Worldwide, Ltd.	Bahamas
TransAtlantic Maroc Ltd.	Bahamas
TransAtlantic Turkey, Ltd.	Bahamas
Viking Geophysical Services, Ltd.	Bahamas
Longe Energy Limited	Bermuda
Riata Energy Turkiye Ltd.	Bermuda
Viking International Limited	Bermuda
DMLP GP Inc.	British Virgin Islands
DMLP LP Inc.	British Virgin Islands
Incremental Petroleum (USA) Inc.	California
Incremental Petroleum KMD LLC	California
Incremental Petroleum MCF LLC	California
Incremental Petroleum SEKND LLC	California
TransAtlantic Petroleum (USA) Corp.	Colorado
TransAtlantic Petroleum Cyprus Limited	Cyprus
Longe Energy Cyprus Limited	Cyprus
MOS Viking SRL	Morocco
TransAtlantic Worldwide Romania SRL	Romania
Viking Oilfield Services SRL	Romania